UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  November 10, 2005

ENSCO International Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8097	76-0232579
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street Suite 4300 Dallas, Texas 75201-3331
(Address of Principal Executive Offices and Zip Code)
Registrant's telephone number, including area code: (214) 397-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01 Entry into a Material Definitive Agreement.

2006 Performance Goals for Named Executive Officers under the ENSCO Cash Incentive Plan

2006 Plan year performance criteria under the ENSCO 2005 Cash Incentive Plan for the named executive officers of ENSCO International Incorporated (the "Company"), Messrs. Carl F. Thorne, William S. Chadwick, Jr., Phillip J. Saile, James W. Swent, III and Paul Mars, were approved by the Nominating, Governance and Compensation Committee and the Board of Directors of the Company on November 8-9, 2005, respectively. The 2006 performance goals are as follows:

Target Award %

Earnings per share (EPS)	30
Return on net assets employed before interest and taxes (RONAEBIT)	30
Safety	10
Total Corporate Award	70
Strategic Team Goals	30
TOTAL	100

The Strategic Team Goals for all of the Company's executive officers, with equal weighting assigned to each item, address the following objectives:

1.	Enhance operational excellence by (1) systematically auditing operations to monitor results and achieve continuous improvement, (2) compliance with a uniform, consistent, fleet-wide Safety Management System and (3) maintaining a high level of operating efficiency in order to enhance customer satisfaction.
2.	Prudently, in consultation with the Board of Directors, upgrade and expand the Company's asset base when and as deemed appropriate to enhance long-term financial performance, and manage associated projects within approved time, budget and contractual parameters. Deploy capital into building the Company's deepwater semi-submersible fleet through a disciplined program of new builds or existing asset acquisitions when it is demonstrated that such activities will have a likelihood of enhancing long-term shareholder value.
3.	Successfully attract, develop, motivate, and retain employees to ensure that Company goals and objectives are met in a cost-effective manner as measured by key performance indicators and competitive survey data.
4.	Develop value-adding programs, processes and tools that (1) drive global standardization and consistency, (2) enhance organizational efficiency and effectiveness and (3) promote action, follow-up and continuous improvement.

Signature

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date: November 14, 2005	ENSCO International Incorporated

By: /s/ Cary A. Moomjian, Jr. Cary A. Moomjian, Jr. Vice President, General Counsel and Secretary